Exhibit 10.1

AMENDED AND RESTATED VIVEVE MEDICAL, INC.

INDEPENDENT DIRECTOR COMPENSATIONPOLICY

The Board of Directors (the “Board”) of Viveve Medical, Inc. (the “Company”) has adopted the following amended and restated compensation policy (this “Policy”), effective as of May 10, 2017 (or upon election for new directors elected after May 10, 2017, and, in either case, the “Effective Date”) for directors of the Company who are not employees of the Company or any parent or subsidiary of the Company (each, an “Independent Director”), to compensate such Independent Directors for their time, commitment and contributions to the Board.

RETAINERS

Retainers for Serving on the Board

Each Independent Director or his or her designee shall be paid an annual retainer of $35,000 (which includes all meeting fees, whether in-person or telephonic). Retainers for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Retainers for Serving as Chairpersons

An additional annual retainer shall be paid to an Independent Director or his or her designee who serves as the chairperson of the Board, Audit Committee, Compensation Committee, or Governance and Nominating Committee.

Board Chair	$25,000
Audit Committee Chair	$20,000
Compensation Committee Chair	$10,000
Governance and Nominating Committee	$7,500

Additional retainers paid to the chairpersons for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

Retainers for Serving on Committees

An additional annual retainer shall be paid to an Independent Director or his or her designee who serves on the Audit Committee, Compensation Committee, or Governance and Nominating Committee.

Audit Committee	$10,000
Compensation Committee	$5,000
Governance and Nominating Committee	$3,750

Additional retainers paid to the committee members for partial years of service shall be pro-rated to reflect the number of days served by an Independent Director during any such quarter.

All Independent Directors eligible to receive compensation under the Policy shall have the option to elect to receive all or any portion of their retainer(s) in the form of a restricted stock award (in lieu of cash payment) under the Company’s 2013 Stock Option and Incentive Plan (the “2013 Plan”). Such election is to be made quarterly until the first annual stockholder meeting following the Effective Date, and annually thereafter. The restricted stock awards to be granted in lieu of cash retainer payments shall have a fair market value equal to the value of the retainer(s) to be paid during such period. The restricted stock awards shall be fully-vested upon grant.

EQUITY-BASED COMPENSATION

Each Independent Director shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the 2013 Plan and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the same forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the 2013 Plan.

Initial Award

Each Independent Director, upon election to the Board, shall be granted an equity-based initial retainer award with a value at the time of issuance of 2x the Subsequent Award (as defined below) in effect at the time of election (each, an “Initial Award”). Such Initial Awards shall normally be granted at the first Board meeting following the Independent Director’s election in the form of options to purchase common stock of the Company issued pursuant to the 2013 Plan (“Stock Options”), and shall vest and become exercisable in three equal annual installments on each of the first three anniversaries of the date of grant, subject to the Independent Director continuing in service on the Board through each such vesting date.

Subsequent Awards

Each Independent Director shall be automatically granted an annual equity-based retainer award in the form of a Stock Option to purchase 17,500 shares (each, a “Subsequent Award”) which Subsequent Awards shall be granted following each annual meeting of the Company’s stockholders and shall be granted as of the date of such annual meeting. Subsequent Awards shall be in the form of grants of Stock Options, and shall vest and become exercisable on the first anniversary of the date of grant, subject to the Independent Director continuing in service on the Board through such vesting date.

For the avoidance of doubt, an Independent Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive a Subsequent Award until the annual meeting for the next fiscal year.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Subsequent Awards.

Termination

In the event an Independent Director’s Board service terminates, the vesting and exercise of such Independent Director’s unvested Stock Options shall be subject to the terms of the applicable award agreement.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Independent Directors shall be entitled to receive reimbursement for reasonable out-of-pocket travel expenses which they properly incur in connection with in-person attendance at and participation in Board and/or Committee meetings; provided, that Independent Directors timely submit to the Company appropriate documentation substantiating such expenses.

EFFECTIVE DATE, AMENDMENT, REVISION AND TERMINATION

This policy shall be reviewed and updated on an annual basis by the Compensation Committee of the Board during the annual assessment of employee compensation generally, and may be amended, revised or terminated by the Compensation Committee of the Board at any time and from time-to-time.